Prospectus Supplement No. 5	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated December 22, 2006)	Registration No. 333-139631

$250,000,000

0.50% Convertible Senior Notes due October 15, 2011 and
Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement no. 5 supplements and amends the prospectus dated December 22, 2006, as previously supplemented and amended by the prospectus supplement no. 1 dated January 9, 2007, the prospectus supplement no. 2 dated January 23, 2007, the prospectus supplement no. 3 dated February 9, 2007, and the prospectus supplement no. 4 dated April 2, 2007 (as so supplemented and amended, the “prospectus”), relating to the resale by certain selling securityholders of up to $250,000,000 aggregate principal amount of our 0.50% Convertible Senior Notes due October 15, 2011 (the “notes”) and the shares of our common stock issuable upon conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 11 of the prospectus and the risk factors in the documents incorporated therein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 4, 2007.

The information in the table under the caption “Selling Securityholders” beginning on page 65 of the prospectus is modified by adding the information below. This information was furnished to us by or on behalf of the selling securityholder listed below on or prior to August 31, 2007.

SELLING SECURITYHOLDERS

Name*	Aggregate Principal Amount of Notes Beneficially Owned that May be Sold ($)	Percentage of Notes Outstanding**	Number of Shares of Common Stock that May be Sold***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
Putnam Convertible Income—Growth Trust* (1)	3,500,000	1.40%	46,526	—	—

*

The selling securityholders identified with an asterisk have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

**	Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding notes.
***

Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes at the initial conversion rate of approximately 13.2933 shares of our common stock per $1,000 aggregate principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion of Notes.” As a result, the number of shares of our common stock issuable upon conversion of the notes may change in the future. Excludes shares of our common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive cash equal to the lesser of the conversion value or the par value of notes to be converted and in the event the conversion value exceeds the par value of notes to be converted, shares of our common stock in respect of that excess. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes—Conversion of Notes.”

****

Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, using 21,121,832 shares of our common stock outstanding. In calculating these percentages for each holder of notes, we also treated as outstanding the number of shares of our common stock issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes. Based on the 21,121,832 outstanding shares of our common stock as of August 30, 2007, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of our common stock following the sale of securities in the offering.

(1)

Putnam Convertible Income—Growth Trust is an SEC reporting company and a registered investment company. Putnam Convertible Income—Growth Trust is managed by Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management, LP, a registered broker-dealer.